Exhibit 99.1

MEDIA:	INVESTORS:
Marcey Zwiebel	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

PNC REPORTS FIRST QUARTER 2020 NET INCOME OF $915 MILLION,
$1.95 DILUTED EPS

Supporting customers, communities and employees

Continued strong capital and liquidity

PITTSBURGH, April 15, 2020 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
	1Q20	4Q19	1Q19
Net income $ millions	$915	$1,381	$1,271
Diluted earnings per common share	$1.95	$2.97	$2.61

“In these unprecedented times that we are collectively experiencing, PNC remains squarely focused on meeting the needs of our customers and addressing the specific challenges of those facing hardship due to the coronavirus pandemic. We are continuing our legacy of supporting the communities we serve, committing $30 million to relief programs, while implementing broad measures to keep our employees safe, with minimal disruption to our customers. PNC also is supporting the broader financial system at a critical time and fulfilling an important role, along with other banks, by serving as facilitator of government stimulus programs. Our results for the first quarter were good, but the extraordinary changes in the economic backdrop occurring in March and the implications of the broad-based response to the COVID-19 outbreak had a material impact on our provision for credit losses. With our strong capital and liquidity and leading technology, we will continue to serve our stakeholders while navigating the current challenges.”
             Bill Demchak, PNC Chairman, President and Chief Executive Officer

Economic Environment
The COVID-19 outbreak and public health response to contain it have resulted in recessionary economic and financial market conditions as of the end of the first quarter that did not exist at the beginning of the quarter. During March 2020 in response, the Federal Reserve reduced the federal funds rate 1.5 percentage points to .00 to .25 percent. The recession that has started in the U.S. as a result of government-mandated closures and stay at home orders is significantly impacting the U.S. labor market, consumer spending and business investment. As a result, the U.S. government enacted the CARES Act, the largest economic stimulus package in the nation’s history in an effort to lessen the impact of COVID-19 on consumers and businesses.

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PNC Reports First Quarter 2020 Net Income of $915 Million, $1.95 Diluted EPS – Page 2

Income Statement Highlights
First quarter 2020 compared with fourth quarter 2019

▪	Net income was $915 million, a decrease of $466 million driven by a higher provision for credit losses.

▪	Total revenue of $4.5 billion declined $92 million, or 2 percent.

▪
Net interest income of $2.5 billion increased $23 million, or 1 percent, primarily due to lower rates on deposits and borrowings and higher loan and securities balances partially offset by lower loan and other earning asset yields and one less day in the first quarter.

–	Net interest margin increased 6 basis points to 2.84 percent.

▪	Noninterest income of $2.0 billion decreased $115 million, or 5 percent.

–
Fee income of $1.7 billion was stable as higher residential mortgage revenue and corporate service fees were offset by lower asset management revenue, service charges on deposits and consumer service fees.

–
Other noninterest income of $343 million declined $113 million primarily due to negative valuation adjustments of private equity investments and a fourth quarter gain on the sale of proprietary mutual funds partially offset by higher net securities gains in the first quarter.

▪
Noninterest expense of $2.5 billion decreased $219 million, or 8 percent, primarily due to lower incentive compensation and benefits expense, the impact of fourth quarter equipment write-offs and lower marketing expense.

–	The efficiency ratio improved to 56 percent for the first quarter from 60 percent in the fourth quarter.

▪
Provision for credit losses of $914 million, which was calculated under the Current Expected Credit Loss (CECL) accounting standard effective January 1, 2020, increased $693 million primarily due to the significant economic impact of COVID-19 and loan growth.

–	Provision was $506 million for the commercial portfolio and $399 million for the consumer portfolio.

▪
The effective tax rate declined to 13.7 percent for the first quarter compared with 15.1 percent for the fourth quarter primarily due to the benefit from resolution of certain tax matters and the impact of lower pretax earnings.

Balance Sheet Highlights

▪
Loans at March 31, 2020 increased $24.8 billion, or 10 percent, to $264.6 billion compared with December 31, 2019. Commercial lending balances increased $24.1 billion, or 15 percent, reflecting higher utilization of loan commitments near quarter end driven by the economic impact of COVID-19. Consumer lending balances increased $.7 billion.

–	Unfunded commercial lending commitments declined to $116.0 billion at March 31, 2020 from $131.8 billion at December 31, 2019.

▪	Average loans increased $4.7 billion, or 2 percent, to $243.6 billion in the first quarter compared with the fourth quarter.

–	Average commercial lending balances of $164.1 billion increased $3.3 billion, or 2 percent, in PNC's corporate banking, real estate and business credit businesses.

–	Average consumer lending balances of $79.5 billion increased $1.4 billion, or 2 percent, due to growth in auto, residential mortgage, credit card and unsecured installment loans.

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PNC Reports First Quarter 2020 Net Income of $915 Million, $1.95 Diluted EPS – Page 3

▪	Credit quality performance:

–	Overall delinquencies of $1.5 billion at March 31, 2020 decreased $21 million, or 1 percent, compared with December 31, 2019.

–	Nonperforming assets of $1.8 billion at March 31, 2020 were stable with December 31, 2019.

–	Net loan charge-offs were $212 million for the first quarter compared with $209 million for the fourth quarter.

–
The allowance for credit losses for loans and leases and off-balance sheet credit exposures of $4.4 billion to total loans was 1.66 percent at March 31, 2020, and reflects the January 1, 2020 transition adjustment of $.6 billion for adoption of the CECL accounting standard.

▪
Deposits at March 31, 2020 increased $16.7 billion, or 6 percent, to $305.2 billion compared with December 31, 2019 as higher commercial deposits near quarter end reflected liquidity maintained by customers due to the economic impact of COVID-19.

–
Average deposits increased $2.0 billion, or 1 percent, to $289.7 billion in the first quarter compared with the fourth quarter due to growth in consumer deposits partially offset by seasonal declines in commercial deposits.

▪	Investment securities at March 31, 2020 increased $3.7 billion, or 4 percent, to $90.5 billion compared with December 31, 2019.

–	Average investment securities increased $.9 billion, or 1 percent, to $84.4 billion in the first quarter compared with the fourth quarter.

▪
Balances held with the Federal Reserve of $19.6 billion at March 31, 2020 decreased $3.6 billion compared with December 31, 2019, and first quarter average balances of $17.3 billion decreased $5.7 billion compared with the fourth quarter.

▪	PNC returned $1.9 billion of capital to shareholders in the first quarter through repurchases of 10.1 million common shares for $1.4 billion and dividends on common shares of $.5 billion.

–
PNC announced on March 16, 2020 a temporary suspension of its common stock repurchase program through June 30, 2020 in conjunction with the Federal Reserve's effort to support the U.S. economy during the COVID-19 outbreak.

–	On April 2, 2020, the PNC board of directors declared a quarterly cash dividend on common stock of $1.15 per share effective with the May 5, 2020 dividend payment date.

▪	PNC maintained strong capital and liquidity positions.

–	The Basel III common equity Tier 1 capital ratio was an estimated 9.4 percent at March 31, 2020 and 9.5 percent at December 31, 2019.

–	The March 31, 2020 ratio reflects PNC's election of a five-year transition provision to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period.

–	The Liquidity Coverage Ratio at March 31, 2020 for both PNC and PNC Bank, N.A. exceeded the regulatory minimum requirement.

–	March 31, 2020 ratios incorporate Tailoring Rule changes that reduced net cash outflows by 15 percent in the ratio calculations effective January 1, 2020.

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PNC Reports First Quarter 2020 Net Income of $915 Million, $1.95 Diluted EPS – Page 4

Earnings Summary
In millions, except per share data		1Q20	4Q19	1Q19
Net income		$915	$1,381	$1,271
Net income attributable to diluted common shares		$839	$1,302	$1,189
Diluted earnings per common share		$1.95	$2.97	$2.61
Average diluted common shares outstanding		430	438	456
Return on average assets		.89%	1.33%	1.34%
Return on average common equity		7.51%	11.54%	11.13%
Book value per common share	Quarter end	$106.70	$104.59	$98.47
Tangible book value per common share (non-GAAP)	Quarter end	$84.93	$83.30	$78.07
Cash dividends declared per common share		$1.15	$1.15	$.95

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage and service charges on deposits. Information in this news release, including the financial tables, is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				1Q20 vs	1Q20 vs
In millions	1Q20	4Q19	1Q19	4Q19	1Q19
Net interest income	$2,511	$2,488	$2,475	1%	1%
Noninterest income	2,006	2,121	1,811	(5)%	11%
Total revenue	$4,517	$4,609	$4,286	(2)%	5%

Total revenue for the first quarter of 2020 decreased $92 million compared with the fourth quarter as lower noninterest income was partially offset by higher net interest income. In the comparison with first quarter 2019, total revenue increased $231 million due to higher noninterest income and net interest income.
Net interest income for the first quarter of 2020 increased $23 million compared with the fourth quarter primarily due to lower rates on deposits and borrowings and higher loan and securities balances partially offset by lower loan and other earning asset yields and one less day in the first quarter. Net interest income increased $36 million compared with the first quarter of 2019 as lower rates on borrowings and deposits, higher loan and securities balances and one additional day in first quarter 2020 were substantially offset by lower yields on loans, securities and other earning assets. The net interest margin increased to 2.84 percent for the first quarter of 2020 from 2.78 percent for the fourth quarter due to lower rates on deposits and borrowings and higher securities yields partially

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PNC Reports First Quarter 2020 Net Income of $915 Million, $1.95 Diluted EPS – Page 5

offset by lower loan yields. The margin decreased from 2.98 percent in the first quarter of 2019 as a result of lower yields on earning assets partially offset by lower funding costs.

Noninterest Income				Change	Change
				1Q20 vs	1Q20 vs
In millions	1Q20	4Q19	1Q19	4Q19	1Q19
Asset management	$382	$504	$437	(24)%	(13)%
Consumer services	377	390	371	(3)%	2%
Corporate services	526	499	462	5%	14%
Residential mortgage	210	87	65	141%	223%
Service charges on deposits	168	185	168	(9)%	—
Other	343	456	308	(25)%	11%
	$2,006	$2,121	$1,811	(5)%	11%

Noninterest income for the first quarter of 2020 decreased $115 million compared with the fourth quarter. Asset management revenue, including PNC's equity investment in BlackRock, decreased $122 million reflecting the impact of BlackRock's previously announced charitable contribution and lower average equity markets. Consumer services decreased $13 million and service charges on deposits declined $17 million due to seasonally lower transaction volumes and activity as well as fees waived related to the economic impact of COVID-19. Corporate services grew $27 million as a result of higher merger and acquisition advisory fees and a higher benefit from commercial mortgage servicing rights valuation, net of economic hedge. Residential mortgage revenue increased $123 million due to a higher benefit from residential mortgage servicing rights valuation, net of economic hedge, as well as higher loan sales revenue and servicing fees. Other noninterest income decreased $113 million primarily due to negative valuation adjustments of private equity investments in the first quarter compared with positive valuations in the fourth quarter and the impact of a fourth quarter gain on the sale of proprietary mutual funds partially offset by higher net securities gains, which were $182 million in the first quarter.
Noninterest income for the first quarter of 2020 increased $195 million compared with the first quarter of 2019. Asset management revenue decreased $55 million reflecting BlackRock's charitable contribution and the impact of 2019 sales of PNC's retirement recordkeeping business and proprietary mutual funds. Consumer services increased $6 million and included higher brokerage revenue. Corporate services grew $64 million primarily due to higher treasury management product revenue, a higher benefit from commercial mortgage servicing rights valuation, net of economic hedge, and higher merger and acquisition advisory fees. Residential mortgage revenue increased $145 million due to higher results from residential mortgage servicing rights valuation, net of economic hedge, and higher loan sales revenue. Service charges on deposits were stable as higher transaction volumes were offset by a reduction of customer fees charged. Other noninterest income increased $35 million reflecting higher net securities gains partially offset by negative valuation adjustments of private equity investments in the first quarter of 2020.

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PNC Reports First Quarter 2020 Net Income of $915 Million, $1.95 Diluted EPS – Page 6

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				1Q20 vs	1Q20 vs
In millions	1Q20	4Q19	1Q19	4Q19	1Q19
Personnel	$1,369	$1,468	$1,414	(7)%	(3)%
Occupancy	207	201	215	3%	(4)%
Equipment	287	348	273	(18)%	5%
Marketing	58	77	65	(25)%	(11)%
Other	622	668	611	(7)%	2%
	$2,543	$2,762	$2,578	(8)%	(1)%

Noninterest expense for the first quarter of 2020 decreased $219 million compared with the fourth quarter. Personnel expense decreased $99 million due to lower incentive compensation and benefits expense, including the impact of a fourth quarter award of a contribution to health savings accounts. Equipment expense declined $61 million attributable to fourth quarter technology-related write-offs and marketing expense was seasonally lower.
Noninterest expense for the first quarter of 2020 decreased $35 million compared with the first quarter of 2019 primarily due to lower personnel expense reflecting lower incentive compensation partially offset by business growth.
The effective tax rate was 13.7 percent for the first quarter of 2020, 15.1 percent for the fourth quarter of 2019 and 16.3 percent for the first quarter of 2019. The decline in the effective tax rate in the first quarter of 2020 was primarily due to the benefit from resolution of certain tax matters and the impact of lower pretax earnings.
CONSOLIDATED BALANCE SHEET REVIEW
Average total assets were $412.4 billion in the first quarter of 2020 compared with $411.4 billion in the fourth quarter of 2019 and $385.9 billion in the first quarter of 2019. Total assets were $445.5 billion at March 31, 2020, $410.3 billion at December 31, 2019 and $392.8 billion at March 31, 2019. Assets at March 31, 2020 reflected increases in commercial lending balances near quarter end driven by the economic impact of COVID-19.

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PNC Reports First Quarter 2020 Net Income of $915 Million, $1.95 Diluted EPS – Page 7

Loans				Change	Change
				1Q20 vs	1Q20 vs
In billions	1Q20	4Q19	1Q19	4Q19	1Q19
Average
Commercial lending	$164.1	$160.8	$154.8	2%	6%
Consumer lending	79.5	78.1	73.8	2%	8%
Average loans	$243.6	$238.9	$228.6	2%	7%

Quarter end
Commercial lending	$184.7	$160.6	$158.4	15%	17%
Consumer lending	79.9	79.2	73.9	1%	8%
Total loans	$264.6	$239.8	$232.3	10%	14%

Total loans at March 31, 2020 increased $24.8 billion compared with December 31, 2019. Commercial lending balances increased $24.1 billion reflecting higher utilization of loan commitments near quarter end driven by the economic impact of COVID-19 on customer liquidity needs. Unfunded commercial lending commitments declined to $116.0 billion at March 31, 2020 from $131.8 billion at December 31, 2019. Consumer lending balances increased $.7 billion.
Average loans for the first quarter of 2020 grew $4.7 billion compared with the fourth quarter. Average commercial lending balances increased $3.3 billion primarily in PNC's corporate banking, real estate and business credit businesses. Average consumer lending balances increased $1.4 billion due to growth in auto, residential mortgage, credit card and unsecured installment loans.
First quarter 2020 period end and average loans increased $32.3 billion and $15.0 billion, respectively, compared with first quarter 2019 driven by overall growth in both commercial and consumer lending, and higher utilization by commercial customers at the end of first quarter 2020.

Investment Securities				Change	Change
				1Q20 vs	1Q20 vs
In billions	1Q20	4Q19	1Q19	4Q19	1Q19
Average	$84.4	$83.5	$82.3	1%	3%
Quarter end	$90.5	$86.8	$83.8	4%	8%

Average investment securities for the first quarter of 2020 increased $.9 billion and period end balances increased $3.7 billion compared with the fourth quarter primarily due to net purchases of agency residential mortgage-backed securities, corporate debt securities and commercial mortgage-backed securities. Effective January 1, 2020 upon adoption of Accounting Standards Update 2019-04, $16.2 billion of debt securities were transferred from held to maturity to available for sale. First quarter 2020 average and period-end investment securities increased $2.1 billion and $6.7 billion, respectively, compared with the first quarter of 2019 primarily due to net increases in agency residential mortgage-backed securities. Net unrealized gains on available for sale securities were $2.9 billion at March 31, 2020, $1.4 billion at December 31, 2019 and $.5 billion at March 31, 2019.
Average balances held with the Federal Reserve Bank were $17.3 billion in the first quarter of 2020, $23.0 billion in the fourth quarter of 2019 and $14.7 billion in the first quarter of 2019. Balances

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PNC Reports First Quarter 2020 Net Income of $915 Million, $1.95 Diluted EPS – Page 8

held with the Federal Reserve were $19.6 billion at March 31, 2020, $23.2 billion at December 31, 2019 and $15.0 billion at March 31, 2019.

Deposits				Change	Change
				1Q20 vs	1Q20 vs
In billions	1Q20	4Q19	1Q19	4Q19	1Q19
Average
Noninterest-bearing	$74.4	$73.6	$71.4	1%	4%
Interest-bearing	215.3	214.1	195.8	1%	10%
Average deposits	$289.7	$287.7	$267.2	1%	8%

Quarter end
Noninterest-bearing	$81.6	$72.8	$71.6	12%	14%
Interest-bearing	223.6	215.7	199.6	4%	12%
Total deposits	$305.2	$288.5	$271.2	6%	13%

Average deposits for the first quarter of 2020 increased $2.0 billion compared with the fourth quarter due to growth in consumer deposits partially offset by seasonal declines in commercial deposits. Deposits at March 31, 2020 increased $16.7 billion compared with December 31, 2019 as higher commercial deposits near quarter end reflected liquidity maintained by customers due to the economic impact of COVID-19. First quarter 2020 average and period-end deposits increased $22.5 billion and $34.0 billion, respectively, compared with first quarter 2019 driven by overall deposit and customer growth as well as liquidity maintained by customers at the end of first quarter 2020.

Borrowed Funds				Change	Change
				1Q20 vs	1Q20 vs
In billions	1Q20	4Q19	1Q19	4Q19	1Q19
Average	$57.2	$60.0	$59.8	(5)%	(4)%
Quarter end	$73.4	$60.3	$59.9	22%	23%

Average borrowed funds for the first quarter of 2020 decreased $2.8 billion compared with the fourth quarter due to lower Federal Home Loan Bank borrowings partially offset by higher bank notes and senior debt. Borrowed funds at March 31, 2020 increased $13.1 billion compared with December 31, 2019 reflecting higher Federal Home Loan Bank borrowings, bank notes and senior debt, and repurchase agreements in part related to enhanced liquidity to meet customer needs caused by the economic impact of COVID-19. Average borrowed funds for the first quarter of 2020 decreased $2.6 billion compared with the first quarter of 2019, and period-end borrowed funds increased $13.5 billion.

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PNC Reports First Quarter 2020 Net Income of $915 Million, $1.95 Diluted EPS – Page 9

Capital
	3/31/2020	*	12/31/2019	3/31/2019
Common shareholders' equity In billions	$45.3		$45.3	$44.5
Basel III common equity Tier 1 capital ratio	9.4%		9.5%	9.8%
Basel III common equity Tier 1 fully implemented capital ratio	9.2%		N/A	N/A
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity at March 31, 2020 was stable with December 31, 2019. An increase in accumulated other comprehensive income of $1.7 billion and first quarter net income were offset by share repurchases and dividends and the day-one effect of adoption of the CECL accounting standard of $.7 billion.
PNC returned $1.9 billion of capital to shareholders in the first quarter through repurchases of 10.1 million common shares for $1.4 billion and dividends on common shares of $.5 billion. PNC has purchased a total of 24.0 million shares for $3.4 billion under current share repurchase programs of up to $5.3 billion for the four-quarter period ending with the second quarter of 2020. These programs include an additional $1.0 billion in common shares for which PNC received approval in January 2020.
PNC announced on March 16, 2020 a temporary suspension of its common stock repurchase program through June 30, 2020 in conjunction with the Federal Reserve's effort to support the U.S. economy during the COVID-19 outbreak.
On April 2, 2020, the PNC board of directors declared a quarterly cash dividend on common stock of $1.15 per share effective with the May 5, 2020 dividend payment date.
For information regarding PNC's Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights. The 2019 Tailoring Rules became effective for PNC as of January 1, 2020. PNC elected a five-year transition provision effective March 31, 2020 to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. The March 31, 2020 fully implemented ratio reflects the full impact of CECL and excludes the benefits of phase-ins.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			3/31/20 vs	3/31/20 vs
In millions	3/31/2020	12/31/2019	3/31/2019	12/31/19	3/31/19
Provision for credit losses	$914	$221	$189	314%	384%
Net loan charge-offs	$212	$209	$136	1%	56%
Nonperforming loans	$1,644	$1,635	$1,653	1%	(1)%
Nonperforming assets	$1,755	$1,752	$1,785	—	(2)%
Accruing loans past due 90 days or more	$534	$585	$590	(9)%	(9)%
Allowance for credit losses - loans and leases*	$3,944	$2,742	$2,692	44%	47%
Allowance for credit losses - off-balance sheet credit exposures**	$450	$318	$279	42%	61%
Allowance for credit losses for loans, leases and off-balance sheet credit exposures to total loans	1.66%

* Allowance for loan and lease losses at 12/31/19 and 3/31/19
** Allowance for unfunded commitments and letters of credit at 12/31/19 and 3/31/19

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PNC Reports First Quarter 2020 Net Income of $915 Million, $1.95 Diluted EPS – Page 10

Provision for credit losses was $914 million in the first quarter of 2020, an increase of $693 million compared with the fourth quarter of 2019. PNC adopted the CECL accounting standard effective January 1, 2020 and the reasonable and supportable forecasts of future macroeconomic scenarios used in the estimation of expected credit losses were materially affected by the adverse economic impact of COVID-19, resulting in a significant increase in the provision. Loan portfolio growth also contributed to higher reserve levels. Provision for credit losses was $506 million for the commercial portfolio, $399 million for the consumer portfolio and $9 million for other assets and securities.
Net loan charge-offs for the first quarter of 2020 increased slightly by $3 million compared with the fourth quarter as increases in commercial loan, credit card and auto loan charge-offs were partially offset by higher recoveries. Compared with first quarter 2019, net loan charge-offs increased $76 million due to higher commercial net charge-offs of $47 million and higher consumer net charge-offs of $29 million. Net charge-offs were .35 percent of average loans on an annualized basis for both the first quarter of 2020 and fourth quarter of 2019 and .24 percent for the first quarter of 2019.
Nonperforming assets at March 31, 2020 were essentially stable with December 31, 2019. Higher nonperforming loans in the commercial and auto portfolios were partially offset by lower nonperforming home equity and residential mortgage loans. Nonperforming assets decreased $30 million compared with March 31, 2019 due to lower nonperforming home equity and residential mortgage loans and lower other real estate owned and foreclosed assets partially offset by higher nonperforming commercial and auto loans. Nonperforming assets to total assets were .39 percent at March 31, 2020, .43 percent at December 31, 2019 and .45 percent at March 31, 2019.
Overall delinquencies at March 31, 2020 decreased $21 million, or 1 percent, compared with December 31, 2019. Loans past due 30 to 59 days increased $27 million driven by residential mortgage loans. Loans past due 60 to 89 days increased $3 million and loans past due 90 days or more decreased $51 million. Overall delinquencies at March 31, 2020 increased $47 million, or 3 percent, compared with March 31, 2019 reflecting higher auto and credit card past due loans. Loans past due 30 to 59 days increased $54 million, loans past due 60 to 89 days increased $49 million and loans past due 90 days or more decreased $56 million.
The allowance for credit losses for loans and leases and off-balance sheet credit exposures was $4.4 billion at March 31, 2020. This reflects the January 1, 2020 transition adjustment of $.6 billion for adoption of the CECL accounting standard that was added to the December 31, 2019 allowance for loan and lease losses and off-balance sheet credit exposures of $3.1 billion. At March 31, 2020, the allowance for credit losses for loans and leases and off-balance sheet credit exposures to total loans was 1.66 percent.

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PNC Reports First Quarter 2020 Net Income of $915 Million, $1.95 Diluted EPS – Page 11

BUSINESS SEGMENT RESULTS

Business Segment Income
In millions	1Q20	4Q19	1Q19
Retail Banking	$201	$277	$264
Corporate & Institutional Banking	370	649	552
Asset Management Group	54	91	45
Other, including BlackRock	290	364	410
Net income	$915	$1,381	$1,271
See accompanying notes in Consolidated Financial Highlights

Retail Banking				Change	Change
				1Q20 vs	1Q20 vs
In millions	1Q20	4Q19	1Q19	4Q19	1Q19
Net interest income	$1,456	$1,402	$1,349	$54	$107
Noninterest income	$788	$652	$595	$136	$193
Provision for credit losses	$445	$161	$128	$284	$317
Noninterest expense	$1,536	$1,530	$1,468	$6	$68
Earnings	$201	$277	$264	$(76)	$(63)

In billions
Average loans	$81.4	$79.5	$75.2	$1.9	$6.2
Average deposits	$173.0	$170.8	$165.1	$2.2	$7.9

Retail Banking earnings for the first quarter of 2020 decreased compared to the fourth and first quarters of 2019. Noninterest income increased in both comparisons due to higher residential mortgage revenue attributable to a higher benefit from residential mortgage servicing rights valuation, net of economic hedge, and increased loan sales revenue. Additionally, noninterest income increased due to the impact of negative derivative fair value adjustments related to Visa Class B common shares in the fourth and first quarters of 2019. Compared with the fourth quarter, these increases were partially offset by seasonal declines in service charges on deposits and consumer services, including merchant services and debit card fees, and fees waived related to the economic impact of COVID-19. In the comparison with first quarter 2019, growth in consumer services primarily attributable to debit card and brokerage fees contributed to the increase in noninterest income. Provision for credit losses for the first quarter of 2020, which was calculated under the CECL accounting standard, increased in both comparisons primarily due to the significant economic impact of COVID-19 and loan growth. Noninterest expense increased in both comparisons reflecting higher customer-related transaction costs and personnel expense and, compared with first quarter 2019, higher equipment costs and ATM expense resulting from enhanced checking product benefits.

▪
Average loans increased 2 percent compared with the fourth quarter and 8 percent compared with the first quarter of 2019 due to growth in residential mortgage, auto and credit card loans partially offset by lower education loans driven by continued runoff in the government guaranteed education loan portfolio.

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PNC Reports First Quarter 2020 Net Income of $915 Million, $1.95 Diluted EPS – Page 12

▪
Average deposits increased 1 percent compared with the fourth quarter and 5 percent compared with first quarter 2019 due to increases in savings and demand deposits partially offset by lower money market deposits reflecting a shift to relationship-based savings products.

▪	Net loan charge-offs were $166 million for the first quarter of 2020 compared with $154 million in the fourth quarter of 2019 and $132 million in the first quarter of 2019.

▪
Residential mortgage loan origination volume was $3.2 billion for the first quarter of 2020 compared with $3.5 billion for the fourth quarter of 2019 and $1.7 billion for the first quarter of 2019. Approximately 36 percent of first quarter 2020 volume was for home purchase transactions compared with 40 percent and 56 percent for the fourth and first quarters of 2019, respectively.

▪
The third party residential mortgage servicing portfolio was $118 billion at March 31, 2020 compared with $120 billion at December 31, 2019 and $123 billion at March 31, 2019. Residential mortgage loan servicing acquisitions were $2 billion for first quarter 2020 compared with $3 billion for the fourth quarter of 2019 and $1 billion for the first quarter of 2019.

▪
Approximately 71 percent of consumer customers used non-teller channels for the majority of their transactions during the first quarter of 2020 and the fourth quarter of 2019 compared with 68 percent in the first quarter of 2019.

▪
Deposit transactions via ATM and mobile channels were 59 percent of total deposit transactions in the first quarter of 2020 compared with 58 percent in the fourth quarter of 2019 and 57 percent in the first quarter of 2019.

Corporate & Institutional Banking				Change	Change
				1Q20 vs	1Q20 vs
In millions	1Q20	4Q19	1Q19	4Q19	1Q19
Net interest income	$966	$969	$898	$(3)	$68
Noninterest income	$694	$646	$576	$48	$118
Provision for credit losses	$458	$65	$71	$393	$387
Noninterest expense	$722	$726	$686	$(4)	$36
Earnings	$370	$649	$552	$(279)	$(182)

In billions
Average loans	$151.0	$147.9	$141.9	$3.1	$9.1
Average deposits	$98.1	$98.5	$88.6	$(0.4)	$9.5

Corporate & Institutional Banking earnings for the first quarter of 2020 decreased compared to both the fourth and first quarters of 2019. Noninterest income increased in both comparisons primarily due to higher capital markets-related revenue and higher revenue from commercial mortgage banking activities. Higher treasury management product revenue also contributed to the increase compared with the first quarter of 2019. Provision for credit losses in the first quarter of 2020, which was calculated under the CECL accounting standard, increased in both comparisons primarily due to the significant economic impact of COVID-19 and portfolio growth, including new loans and higher utilization. Noninterest expense increased compared with the first quarter of 2019 largely due to investments in strategic initiatives and variable costs associated with increased business activity.

▪	Average loans increased 2 percent compared with the fourth quarter of 2019 and 6 percent compared with the first quarter of 2019 due to broad growth across PNC's corporate banking,

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PNC Reports First Quarter 2020 Net Income of $915 Million, $1.95 Diluted EPS – Page 13

business credit and real estate businesses, including higher utilization of loan commitments primarily driven by the economic impact of COVID-19.

▪
Average deposits were largely unchanged from the fourth quarter reflecting lower than usual seasonal declines offset by liquidity maintained by customers due to the economic impact of COVID-19. Average deposits increased 11 percent over the first quarter of 2019.

▪	Net loan charge-offs were $50 million in the first quarter of 2020 compared with $47 million in the fourth quarter of 2019 and $5 million in the first quarter of 2019.

Asset Management Group				Change	Change
				1Q20 vs	1Q20 vs
In millions	1Q20	4Q19	1Q19	4Q19	1Q19
Net interest income	$88	$80	$70	$8	$18
Noninterest income	$204	$272	$217	$(68)	$(13)
Provision for credit losses (benefit)	$3	$1	(1)	$2	$4
Noninterest expense	$219	$232	$230	$(13)	$(11)
Earnings	$54	$91	$45	$(37)	$9

In billions
Client assets under administration at quarter end	$264	$297	$288	$(33)	$(24)
Average loans	$7.3	$7.1	$6.8	$.2	$.5
Average deposits	$18.1	$17.9	$12.9	$.2	$5.2

Asset Management Group earnings for the first quarter of 2020 decreased compared with the fourth quarter of 2019 and increased compared with the first quarter of 2019. Noninterest income decreased compared with the fourth quarter as a result of a gain on the sale of proprietary mutual funds in the fourth quarter and the impact of lower average equity markets. Noninterest income decreased compared with first quarter 2019 due to lower revenue related to the 2019 sales of the retirement recordkeeping business and proprietary mutual funds. Noninterest expense decreased in both comparisons due to the impact of the 2019 divestitures.
Client assets under administration at March 31, 2020 included discretionary client assets under management of $136 billion and nondiscretionary client assets under administration of $128 billion. Discretionary client assets under management decreased $18 billion compared with December 31, 2019 and $22 billion compared with March 31, 2019 primarily driven by declines in the equity markets, and the fourth quarter sale of proprietary mutual funds in the March 31, 2019 comparison.

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PNC Reports First Quarter 2020 Net Income of $915 Million, $1.95 Diluted EPS – Page 14

Other, including BlackRock
The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity investment in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, certain corporate overhead, tax adjustments that are not allocated to business segments, exited businesses, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 9:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (800) 616-4707 and (303) 223-4366 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s first quarter 2020 earnings release, related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21952111 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports First Quarter 2020 Net Income of $915 Million, $1.95 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
FINANCIAL RESULTS	Three months ended
Dollars in millions, except per share data	March 31	December 31	March 31
	2020	2019	2019
Revenue
Net interest income	$2,511	$2,488	$2,475
Noninterest income	2,006	2,121	1,811
Total revenue	4,517	4,609	4,286
Provision for credit losses	914	221	189
Noninterest expense	2,543	2,762	2,578
Income before income taxes and noncontrolling interests	$1,060	$1,626	$1,519
Net income	$915	$1,381	$1,271
Less:
Net income attributable to noncontrolling interests	7	14	10
Preferred stock dividends (a)	63	55	63
Preferred stock discount accretion and redemptions	1	1	1
Net income attributable to common shareholders	$844	$1,311	$1,197
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares	4	6	5
Impact of BlackRock earnings per share dilution	1	3	3
Net income attributable to diluted common shares	$839	$1,302	$1,189
Diluted earnings per common share	$1.95	$2.97	$2.61
Cash dividends declared per common share	$1.15	$1.15	$.95
Effective tax rate (b)	13.7%	15.1%	16.3%

(a)
Dividends are payable quarterly other than the Series O, Series R and Series S preferred stock, which are payable semiannually, with the Series O payable in different quarters than the Series R and Series S preferred stock.

(b)	The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.

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PNC Reports First Quarter 2020 Net Income of $915 Million, $1.95 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	Three months ended
	March 31	December 31	March 31
	2020	2019	2019
PERFORMANCE RATIOS
Net interest margin (a)	2.84%	2.78%	2.98%
Noninterest income to total revenue	44%	46%	42%
Efficiency (b)	56%	60%	60%
Return on:
Average common shareholders' equity	7.51%	11.54%	11.13%
Average assets	.89%	1.33%	1.34%
BUSINESS SEGMENT NET INCOME (c)
In millions
Retail Banking	$201	$277	$264
Corporate & Institutional Banking	370	649	552
Asset Management Group	54	91	45
Other, including BlackRock (d)	290	364	410
Total net income	$915	$1,381	$1,271

(a)
Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019 were $22 million, $23 million and $27 million, respectively.

(b)	Calculated as noninterest expense divided by total revenue.

(c)
Our business information is presented based on our internal management reporting practices. Net interest income in business segment results reflect PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors.

(d)
Includes earnings and gains or losses related to PNC's equity investment in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business. We provide additional information on these activities in our Form 10-K and Form 10-Q filings with the SEC.

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PNC Reports First Quarter 2020 Net Income of $915 Million, $1.95 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	March 31	December 31	March 31
	2020	2019	2019
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$445,493	$410,295	$392,837
Loans (a)	$264,643	$239,843	$232,293
Allowance for credit losses - loan and leases (b)	$3,944
Allowance for loan and lease losses		$2,742	$2,692
Interest-earning deposits with banks	$19,986	$23,413	$15,261
Investment securities (c)	$90,546	$86,824	$83,869
Loans held for sale (a)	$1,693	$1,083	$686
Equity investments (d)	$13,205	$13,734	$12,567
Mortgage servicing rights	$1,082	$1,644	$1,812
Goodwill	$9,233	$9,233	$9,218
Other assets (a) (c)	$41,556	$32,202	$34,761
Noninterest-bearing deposits	$81,614	$72,779	$71,606
Interest-bearing deposits	$223,590	$215,761	$199,615
Total deposits	$305,204	$288,540	$271,221
Borrowed funds (a)	$73,399	$60,263	$59,860
Total shareholders’ equity	$49,263	$49,314	$48,536
Common shareholders’ equity	$45,269	$45,321	$44,546
Accumulated other comprehensive income (loss)	$2,518	$799	$(5)
Book value per common share	$106.70	$104.59	$98.47
Tangible book value per common share (Non-GAAP) (e)	$84.93	$83.30	$78.07
Period end common shares outstanding (millions)	424	433	452
Loans to deposits	87%	83%	86%
Common shareholders' equity to total assets	10.2%	11.0%	11.3%
CLIENT ASSETS (billions)
Discretionary client assets under management	$136	$154	$158
Nondiscretionary client assets under administration	128	143	130
Total client assets under administration	264	297	288
Brokerage account client assets	49	54	51
Total client assets	$313	$351	$339
CAPITAL RATIOS
Basel III (f) (g)
Common equity Tier 1	9.4%	9.5%	9.8%
Common equity Tier 1 fully implemented (h)	9.2%	N/A	N/A
Tier 1 risk-based	10.5%	10.7%	10.9%
Total capital risk-based (i)	12.6%	12.8%	13.0%
Leverage	9.5%	9.1%	9.6%
Supplementary leverage	8.5%	7.6%	8.1%
Pro forma Basel III (Non-GAAP)
2019 Pro forma Basel III (j)	N/A	10.1%	N/A
ASSET QUALITY
Nonperforming loans to total loans	.62%	.68%	.71%
Nonperforming assets to total loans, OREO and foreclosed assets	.66%	.73%	.77%
Nonperforming assets to total assets	.39%	.43%	.45%
Net charge-offs to average loans (for the three months ended) (annualized)	.35%	.35%	.24%
Allowance for loans and leases to total loans (k)	1.49%	1.14%	1.16%
Allowance for loans and leases to nonperforming loans (k)	240%	168%	163%
Accruing loans past due 90 days or more (in millions)	$534	$585	$590

(a)
Amounts include assets and liabilities for which we have elected the fair value option. Our 2019 Form 10-K included, and our first quarter 2020 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.

(b)
Reflects the impact of adopting Accounting Standards Update 2016-13, Financial Instruments - Credit Losses and our transition from an incurred loss model for these reserves to an expected credit loss methodology. Our 2019 Form 10-K included, and our first quarter 2020 Form 10-Q will include additional information related to our adoption of this standard, which is commonly referred to as the Current Expected Credit Losses (CECL) standard.

(c)
Amount as of March 31, 2020 is net of the related Allowances for Credit Losses recorded in accordance with the adoption of CECL. Our 2019 Form 10-K included, and our first quarter 2020 Form 10-Q will include additional information related to our adoption of this standard.

(d)	Amounts include our equity investment in BlackRock.

(e)	See the Tangible Book Value per Common Share table on page 19 for additional information.

(f)
All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 18 for additional information. The ratios as of March 31, 2020 are estimated.

(g)	The March 31, 2020 ratios are calculated to reflect PNC's election to adopt the CECL optional transition provision.

(h)	The March 31, 2020 ratio is calculated to reflect the full impact of CECL and excludes the benefits of phase-ins.

(i)
The 2020 and 2019 Basel III Total risk-based capital ratios include nonqualifying trust preferred capital securities of $40 million and $60 million, respectively, that are subject to a phase-out period that runs through 2021.

(j)
The 2019 Pro forma Basel III ratio is calculated as if the 2019 Tailoring Rules, and PNC's election to opt-out of the inclusion of certain elements of accumulated other comprehensive income in regulatory capital, had been in effect at December 31, 2019. We believe that the pro forma Basel III ratio is a useful tool to assess the impact to our capital position after adoption of the 2019 Tailoring Rules.

(k)
Ratio at March 31, 2020 reflects the transition impact on our allowance for loans and leases from the adoption of the CECL standard along with the increases in reserves during the first quarter of 2020 due to the significant economic impact of COVID-19 and loan growth. Our 2019 Form 10-K included and our first quarter 2020 Form 10-Q will include additional information related to our adoption of this standard.

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PNC Reports First Quarter 2020 Net Income of $915 Million, $1.95 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

As of January 1, 2020, the 2019 Tailoring Rules became effective for PNC. The most significant changes involve the election to exclude specific accumulated other comprehensive income (AOCI) items from common equity Tier 1 capital and higher thresholds used to calculate common equity Tier 1 capital deductions. Effective January 1, 2020, PNC must deduct from common equity Tier 1 capital (net of associated deferred tax liabilities) investments in unconsolidated financial institutions (for PNC, primarily BlackRock), mortgage servicing rights and deferred tax assets to the extent such items individually exceed 25% of the institution’s adjusted common equity Tier 1 capital.
Under the Basel III rules applicable to PNC during 2019, significant common stock investments in unconsolidated financial institutions (for PNC, primarily BlackRock), mortgage servicing rights and deferred tax assets were deducted from common equity Tier 1 capital (net of associated deferred tax liabilities) to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution's adjusted common equity Tier 1 capital. Also, PNC's Basel III regulatory capital during 2019 included AOCI related to securities currently, and those transferred from, available for sale, as well as pension and other postretirement plans.
PNC’s regulatory risk-based capital ratios in 2020 and 2019 are both calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.
Effective for March 31, 2020, regulators issued an interim final rule revising the optional transition provisions that would allow banks that have adopted the Current Expected Credit Loss (CECL) standard to delay for two years CECL’s full impact on regulatory capital, relative to the incurred loss methodology’s impact on regulatory capital, followed by a three year transition period. PNC elected to adopt this optional transition provision effective for March 31, 2020. For an estimate of results reflecting the optional transition provisions see the March 31, 2020 ratio. For the full impact of PNC's adoption of CECL, which excludes the benefits of phase-ins, see the March 31, 2020 (Fully Implemented) estimate presented in the table below.
We also provide additional information below regarding PNC’s 2019 Basel III Common equity Tier 1 capital ratios.
Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

Basel lll Common Equity Tier 1 Capital Ratios (Non-GAAP) (a)
	Basel III				2019 Pro forma Basel III (Non-GAAP) (d)
	March 31 2020 (estimated) (b)	December 31 2019	March 31 2019	March 31, 2020 (Fully Implemented) (estimated) (c)	December 31 2019 (estimated)

Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$43,596	$44,522	$44,552	$42,751	$44,522
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(9,236)	(9,254)	(9,260)	(9,236)	(9,254)
Basel III total threshold deductions (e)		(3,276)	(3,074)
Accumulated other comprehensive income (loss) (f)		659	1
All other adjustments	(221)	(173)	(163)	(225)	(168)
Basel III Common equity Tier 1 capital	$34,139	$32,478	$32,056	$33,290	$35,100
Basel III standardized approach risk-weighted assets (g)	$363,178	$340,799	$328,128	$363,198	$347,805
Basel III advanced approaches risk-weighted assets (h)		$318,722	$298,889
Basel III Common equity Tier 1 capital ratio	9.4%	9.5%	9.8%	9.2%	10.1%

(a)	All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.

(b)	The March 31, 2020 ratio is calculated to reflect PNC's election to adopt the CECL optional transition provision.

(c)	The March 31, 2020 ratio is calculated to reflect the full impact of CECL and excludes the benefits of phase-ins.

(d)
The 2019 Pro forma Basel III ratio is calculated as if the 2019 Tailoring Rules, and PNC's election to opt-out of the inclusion of certain elements of accumulated other comprehensive income in regulatory capital, had been in effect at December 31, 2019. We believe that this ratio is a useful tool to assess the impact to our capital position after adoption of the 2019 Tailoring Rules.

(e)	Based on the Tailoring Rules, effective January 1, 2020 for PNC, the limit for threshold deductions increased, resulting in no deduction as of March 31, 2020.

(f)	Based on the Tailoring Rules effective January 1, 2020, PNC elected to opt-out of the inclusion of accumulated other comprehensive income in regulatory capital.

(g)	Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

(h)
Basel III advanced approaches risk-weighted assets in 2019 were based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets. Based on the Tailoring Rules effective January 1, 2020, PNC is no longer required to report advanced approaches risk-weighted assets.

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PNC Reports First Quarter 2020 Net Income of $915 Million, $1.95 Diluted EPS – Page 19

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share (Non-GAAP)
	March 31	December 31	March 31
Dollars in millions, except per share data	2020	2019	2019
Book value per common share	$106.70	$104.59	$98.47
Tangible book value per common share
Common shareholders' equity	$45,269	$45,321	$44,546
Goodwill and other intangible assets	(9,425)	(9,441)	(9,450)
Deferred tax liabilities on Goodwill and other intangible assets	189	187	190
Tangible common shareholders' equity	$36,033	$36,067	$35,286
Period-end common shares outstanding (millions)	424	433	452
Tangible book value per common share (Non-GAAP)	$84.93	$83.30	$78.07

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PNC Reports First Quarter 2020 Net Income of $915 Million, $1.95 Diluted EPS – Page 20

Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.

▪	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the U.S. and global financial markets.

–	Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Impacts of tariffs and other trade policies of the U.S. and its global trading partners.

–	The length and extent of economic contraction as a result of the COVID-19 pandemic.

–	Commodity price volatility.

▪
Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our views that:

–
PNC’s baseline economic forecast is for a severe but short recession in the first half of 2020. Restrictions on movement because of the COVID-19 pandemic have led to a huge drop in consumer spending and a steep drop in output as many workers are unable to get to their jobs. PNC expects a significant contraction in U.S. real GDP and steep job losses over the next few months and a large increase in the unemployment rate in 2020.

–
In the baseline forecast, economic growth resumes in the third quarter as consumers start to spend again. Fiscal stimulus and extremely low interest rates support the recovery. Real GDP surpasses its pre-recession peak in mid-2021, and growth is well above its long-term trend through mid-2022.

–	The baseline forecast assumes that the Federal Open Market Committee keeps the federal funds rate in its current range of 0.00 to 0.25 percent throughout 2020 and into 2021.

▪
Given the many unknowns and risks being heavily weighted to the downside, our forward-looking statements are subject to the risk that conditions will be substantially different than we are currently expecting. If efforts to contain COVID-19 are unsuccessful and restrictions on movement last into the third quarter or beyond, the recession would be much longer and much more severe. Ineffective fiscal stimulus, or an extended delay in implementing it, are also major downside risks. The deeper the recession is, and the longer it lasts, the more it will damage consumer fundamentals and sentiment. This could both prolong the recession, and/or make any recovery weaker. Similarly, the recession could damage business fundamentals. And an extended global recession due to COVID-19 would weaken the U.S. recovery. As a result, the outbreak and its consequences, including responsive measures to manage it, have had and are likely to continue to have an adverse effect, possibly materially, on our business and financial performance by adversely affecting, possibly materially, the demand and profitability of our products and services, the valuation of assets and our ability to meet the needs of our customers.

▪
PNC's ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding a stress capital buffer established by the Federal Reserve Board as part of PNC's comprehensive capital plan for the applicable period in connection with the Federal Reserve Board's Comprehensive Capital Analysis and Review (CCAR) process.

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PNC Reports First Quarter 2020 Net Income of $915 Million, $1.95 Diluted EPS – Page 21

Cautionary Statement Regarding Forward-Looking Information (Continued)

▪
PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models.

▪
Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

–
Changes to laws and regulations, including changes affecting oversight of the financial services industry, consumer protection, bank capital and liquidity standards, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.

–
Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪
Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪
Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

▪
We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

▪
Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪
Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2019 Form 10-K, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in that report, and in our subsequent SEC filings. In particular, our forward-looking statements are subject to risks and uncertainties related to the COVID-19 pandemic and the resulting governmental and societal responses. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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